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January 28, 2014

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, C0 80203

Dear Ladies and Gentlemen:

We have acted as counsel for ALPS Series Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 14 to the Trust’s Registration Statement on Form N-1A, together with all Exhibits thereto (the “Registration Statement”), under the 1933 Act and Amendment No. 16 to the Registration Statement under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust and its Bylaws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares of the Cognios Market Neutral Large Cap Fund, a separate series of the Trust, proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about January 28, 2014 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP